EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
First Quarter 2017 Conference Call
May 5, 2017, 10:00 am CT
Chairperson: Douglas Kessler

Participant 1:	Good morning guys.
Douglas Kessler:	Good morning Bryan.
Participant 1:
Just a couple of quick questions, we heard this morning from, you know, one of the big REITs in the space about increased labor costs and we’re just curious if you are seeing any of the same and potentially what the magnitude of that is.

Jeremy Welter:
You know, we’ve been dealing - this is Jeremy, Bryan. We’ve been dealing with that specifically for the last couple of years and we’ve done a good job of controlling it and still driving margin and by doing some other things within our business and some other efficiencies. But I don’t think it’s a huge issue in our portfolio. It’s primarily an issue in certain markets and, you know, we’ve got pretty good diversification within our assets.

Douglas Kessler:
You know, I think Bryan obviously the announcement the employment rate dipping down another 1/10% to 4.4% I think is an indication that obviously labor markets continue to tighten. And it’s certainly something that we along with our HR group continue to do our best to keep those costs under control. But, you know, certainly I would say that the tide doesn’t move in lodging’s favor given the more constrained labor conditions and we are doing our best to control those costs.

Jeremy Welter:	And something that has helped a little bit is where you’re seeing a lot of those wage pressures are in markets that are outperforming the rest of the industry.
Participant 1:
That’s helpful. And then on the acquisition front with FelCor now, you know, in the rearview mirror, what do you think that the prospects are to, you know, continue to ramp the portfolio quality higher into the upper upscale full service? You know, what are the prospects there? And then also if you could just update on the select service sales outlook.

Douglas Kessler:
Sure so on the transaction opportunity and the pipeline today let me just start there from a macro level. You know, the pipeline for transactions today is - it’s been active but still somewhat soft relative to I think some folks’ expectations as to how 2017 would get off. I think that there is, you know, we’ve tracked about 50 to 60 deals that have traded circa $4 billion of transactions and these are for assets that are, you know, more than $20 million in purchase price. So trying to capture kind of the meat of the segment for where we would look. The, you know, the deals that are extremely high quality, high RevPAR, there’s a lot of competition for those types of assets. And as you know the profile for Trust is to pursue full service, upper upscale, and upscale type hotels. And we are not chasing to elevate RevPAR. We’re looking for deals that are right in our strike zone from a RevPAR standpoint but also balancing it with the yield that we can acquire them for. So there’s a tradeoff that we view between current yield and the impact that the higher RevPAR would have on our multiple as we believe that, you know, higher RevPAR portfolios have generally shown over time to trade at slightly higher multiples. So we’re cognizant of all the relationships that are involved in that. We’re sitting on a significant amount of capital in Ashford Trust and we - even during the FelCor process we were continuing to mine the market for appropriate deals that would fit our criteria. Obviously with the NYU conference coming up that generally is a point in the cycle where more deals come to market. We have meetings set up with all the appropriate brokers and we’ll be evaluating opportunities to invest our capital in ways that are accretive to maximize shareholder returns with a focus on total shareholder return as it factors into our expected stock price growth over time.

As to your question about select service, you know, obviously our long term focus is on the full service hotel strategy and long term we don’t intend to be in the select service segment in Ashford Trust. So we do plan to exit over time and we continue to evaluate the best way to maximize returns for shareholders so we will continue to be disciplined in our approach of exiting the select service segment.

Participant 1:	Thanks Douglas.

Douglas Kessler:	Thanks Bryan.
Participant 2:
Thanks. A couple of quick ones for me. You know, I think first of all, you know, you guys have talked about, you know, your particular strategy focused on full service hotels across all the major - across the country. Ashford Prime has talked about focusing on, you know, luxury and high end hotels and has identified a handful of assets that are non-core to them where you guys have a handful of assets that seem like they would be core to them and they have got some ROFO, you know, opportunities there. Is Ashford Trust interested in either (a) selling some of those ROFO assets in the near term or (b) maybe even doing some type of swap where AHT contributes some assets to AHP and AHP contributes some assets back to AHT?

Douglas Kessler:
Thanks Ryan. The goal of Ashford Trust is to, you know, maximize the value for shareholders. And in doing so through transactions, you know, we have an open mind as to monetizing hotels. We identified the ROFO assets some time ago with the creation of Ashford Prime. I think if you look at the assets more closely in that portfolio given the stated strategy that Ashford Prime has outlined with respect to luxury and resort type hotels, within that portfolio of ROFO assets there’s only a couple maybe that would fit that criteria. So for example even though just to pick one or two, we have some Embassy Suites identified. I don’t think that while they were originally lined up as potentially ROFO assets they probably don’t fit the criteria for Prime but I’ll leave that up to Prime to address. Any sort of activity related to the ROFO assets would first require the trust board to indicate that they wanted to sell those ROFO assets and then at that point the Prime board could engage. We clearly have as a result of, you know, these potential situations to create value for both platforms we have committees set up within the boards to address any type of independence or conflict related to those types of decisions. We don’t comment obviously on expected sales until such time as we have the opportunity to describe a transaction where we typically either have closed on it or a hard money deposit. So hopefully that backdrop can give you some color on the situation related to your question on ROFO assets and how that would actually work.

Participant 2:
Okay that’s helpful. And then just staying on the transaction theme, you guys sold a couple of assets in the quarter. Can you give us any color on, you know, what trailing cap rates were, EBITDA multiples, etc. for those non-core assets?

Douglas Kessler:
These were pretty small assets. And just our logic behind them was, you know, as we always look through our portfolio to try to find the right balance between reasons to hold, reasons to sell, you know, these were assets that we saw a fair amount of new supply coming in. There was a pretty sizeable PIP related to the properties and so we thought the best strategy was to rather than spend, you know, good money after these assets just to sell the properties, pay down the debt, and move on. And so that’s what we do when we look at, you know, as I mentioned in my prepared remarks, you know, capital recycling.

Participant 2:	Okay so no color on cap rates or multiples, etc?
Douglas Kessler:	No I don’t think so.
Participant 2:
I only ask because you usually provide some color on when you buy assets on a trailing basis but okay. And then I also wanted to ask about, you know, I guess bigger picture, so the FelCor deal obviously didn’t work out. I’m sure you guys have a pretty strong view on, you know, the mistake that was made by the FelCor board not to take your deal over RLJ’s. I’m just curious if you’ve come away with any like, you know, learning points out of this. Like what is it that you might have done differently and that might position you to do things differently next time an opportunity like this comes up? You know, I’m just curious if you have any big take aways.

Douglas Kessler:
I think it’s a great question. I don’t think there is anything we would have done differently. We’re disappointed. We put a deal on the table that we felt was a better offer and they decided to go a different direction. So I don’t know what you can take away when your deal is a better deal.

Participant 2:
Yes I mean no, look I thought your deal was a better deal too but I guess I think, you know, the only take away that I would have is that maybe some people value your currency in a different way than other companies’ currencies. And, you know, is that something to, you know, at least consider going forward. And then I guess along those same lines with regards to the FelCor offer you had indicated that you would - that Ashford Trust board would go through and potentially make some adjustments to the termination fee to Ashford, Inc. upon completion of the transaction. With the FelCor deal dead now is that still something the Ashford Trust board plans to do?

Douglas Kessler:
Yes let me address that Ryan but I just want to come back to your point about looking at the value of currency differently. I think these are efficient markets and our currency is valued on a daily basis. And, you know, the future benefit of currency I think has a lot to do with the management team, the capabilities that management team has in maximizing total shareholder return, and I think our currency has to reflect the fact that this management team has outperformed peers in terms of total shareholder return. At the end of the day I think that’s really what matters in the eyes of shareholders. I think any sort of comments around the subjectivity of one currency over another I think you just have to look at the metrics in the market and realize that whatever subjective factors and whatever objective factors are really already priced into any company’s existing stock performance.

So let me come back to the other part of the question which has to do with the advisory agreement. And, you know, you’ll recall that we announced with the potential FelCor transaction that the Ashford Trust independent directors would engage with Ashford, Inc. their attempt to revise the advisory agreement from terms materially similar to the Prime agreement. And it’s too early to comment if such discussions would take place outside the FelCor transaction. Obviously the trust board will be looking closely at the outcome of the vote that takes place with Prime I believe on June 9. So I think we’ll have to just wait and see what that outcome is and what the trust board if anything would like to do.

Participant 2:	All right that’s helpful. That’s all for me, thanks Doug.
Participant 3:
Hey good morning guys. Just to kind of follow up a little bit on the acquisition front, you know, you guys have done some things in the past. You found I guess what I’d say are one off opportunities. Do you, you know, is it - I assume it’s harder to find those, to kind of mine through those. You know, is that generally accurate? And are you willing to do things at this point in the cycle that kind of require I guess more heavy lifting than probably you even did in - than what you did in Fremont?

Douglas Kessler:	So I’m not sure, you’re saying the single property acquisitions?
Participant 3:
Yes I’m just saying kind of, you know, you had a really good value add situation, right, in Fremont and it wasn’t a lot of necessarily heavy lifting, right, it was kind of a change in management at the hotel and some other things. I guess the question is, you know, are there any of those out there that you see? And then the second part of it is if there aren’t are you willing to do an acquisition that requires, you know, a greater level of renovation and disruption?

Douglas Kessler:
Well I think there is a good variety of transactions that are in the market today. The question is the price something that we feel is going to be accretive to our total shareholder return. And how we get there whether it’s through more aggressive asset management because there is a value add opportunity or if it’s simply replacing the third party manager with Remington or if it’s more assertively managing the brand, I think you’ve seen in many of our case studies presented in some of our earlier presentations that I think on all three of those we pretty much hit on all cylinders and so we’re capable of doing that. Obviously low hanging fruit is better and so, you know, we certainly are mining the market for those types of opportunities.

Participant 3:
Okay fair enough. And then secondly, you know, with the Marriott story with integration a little bit further along now, are you guys from your vantage point seeing, you know, any kind of benefits on the cost side? And on the flip side of that, you know, is there anything on your radar in terms of whether it be amenity creep or anything like that. How do you kind of net the merger so far from your standpoint?

Jeremy Welter:
Yes this is Jeremy, let me take that. I sit on their integration committee and so I don’t know what they have shared publicly or not at this time because I haven’t tracked, you know, what they have released. But what I can say is that, you know, some of the expense savings that we’re going to see is going to be a little bit down the road between, you know, from the property level. I think, you know, from Marriott’s perspective they’re certainly seeing some of the corporate savings initially and some of those benefits are going to come to us but most of it’s going to be down the road. In terms of some of the benefits for the Starwood hotels, we own some Starwood hotels, in terms of access to Marriott’s distribution I think that’s down the road as well. I think you’re off just, you know, several quarters until we really start to see some significant benefits from the merger. And then, you know, one of the things that we do like is that we were never a big fan of Starwood’s renovation program and so that’s going to follow more Marriott’s traditional renovation program which we operate very effectively within. So we’re looking forward to that.

Participant 3:	Okay that’s great color, thanks guys.
Participant 4:
Great, thanks for taking my questions. I apologize if these were addressed earlier in the call, I jumped on a little bit late here. But Doug, you know, I understand it’s only been a few months since the last call but any update on your general industry view, what you’re seeing out there? Just wondering if anything has changed over the past few months.

Douglas Kessler:
No I think the general industry view is still cautiously optimistic. You know, you have to look at some of the macroeconomic data to get a sense as to where we think the industry is headed. And, you know, obviously GDP growth was a little light in the first quarter at .7 but consumer confidence still stays high around 97 level. The unemployment rate we commented on earlier in the call was - took a - tightened a bit at 4.4%. Corporate profits are still up and the PMI index is still holding up. And so there’s some inflation with prices of goods and services up about 2.6% and, you know, you can look at all those data points and say generally speaking that’s positive for factors that could impact lodging. I think that some of the softness, and I’m speaking mainly with respect to the GDP number that was released for the first quarter, I think is transitory and I think that’s consistent actually with the Fed comments which is why they didn’t increase rates in the meeting recently. So when you factor all of those aspects that could elevate demand I think it’s still a pretty attractive market from that standpoint.

Obviously on the other side we’re looking at the growth of supply. And I think again that speaks to the benefit of our very diverse platform, our footprint, our asset quality, our locations. I think we stand to perform well against the new supply increases and perhaps more competitively than some of our peers. And I think, you know, this quarter is a good example of that where, you know, we exhibited RevPAR growth of 3.4% and I think the data that we’ve seen overall on our peer average RevPAR growth is sub 2%. And, you know, similarly the types of assets that we have and how we operate them I think from a flow through standpoint again, we perform well with the assets that we have given that our flows were 56% and I would think our math shows that the peer EBITDA flow through is closer to 26%. So all of those data points we have put together, I think it leaves us still with a reasonably positive outlook obviously absent exogenous events that are a bit unpredictable right now.

Participant 4:
Okay that’s good, that’s very helpful. And just to dig in the portfolio a little bit further here, are you able to talk about RevPAR growth that you’re seeing from some of the bigger full service assets versus some of the select service assets or maybe some of the select service assets that you might look to sell? I mean, when I look at the 3.4% growth just trying to get a better sense of what assets specifically are driving that.

Douglas Kessler:
It’s pretty similar across the board, it’s more market driven is what we’re seeing. So obviously DC outperformed, we had some growth in Houston but that’s Super Bowl related, it’s mainly market driven.

Participant 4:	Okay that’s great, that’s all for me thank you.
Participant 5:	Thanks, good morning everyone.
Douglas Kessler:	Morning.

Participant 5:
I just wanted to drill down on the DFW deal and the comments you made there. Was this a contract that was expiring or did you negotiate with Marriott a franchise agreement in exchange for the renovation that you now have planned?

Jeremy Welter:
It’s not to do with the renovation, it is to do with something else within our portfolio that we’re under confidentiality on but it wasn’t a big concession for us. So I could tell you that it did have to do with some impact to us on integration with Starwood if that helps.

Participant 5:	Got it, so it was more of a horse trade than a concession issue.
Jeremy Welter:
Yes, it wasn’t - we did enter into a PIP but it is a renovation plan that’s consistent with what we needed to do with the asset. Since we acquired the asset from Highland Hospitality we have not put - we have put very little capital into the property. So it is in need of a gust room renovation, it is in need of a ballroom renovation. That was already budgeted and planned. The only capital we’ve put into the hotel is we upgraded the restaurant and added a bar within the restaurant to kind of give the feel of a great room concept which was very successful but we didn’t even do the rest of the lobby when we did that.

Participant 5:
Got it and then maybe how many other contracts aside from this one which I guess doesn’t sound like it was expiring in the near term are up for potential renewal or rollover in the next call it couple of years?

Jeremy Welter:
Well we always have franchise agreements renewing. We have - and so we look five years out on our franchise agreements and try to manage them like we manage our debt maturities. So we are always in the process of renewing franchise agreements. Management agreements tend to be long term and so there has to be some sort of event or catalyst that can create an opportunity for us to convert to franchise. We’ve done that. I think in the prepared remarks I quoted ten assets we still currently hold. I think we sold off a few so the number that we’ve done since 2010 is probably somewhere close to 10 to 15 assets we were able to convert. But there’s always some sort of reason that we’re able to do that, some sort of concession that maybe Marriott is doing. So in some cases we’ve had some performance termination language that was favorable but most of those have already been mined within our portfolio and so it may just be another horse trade on something else that happens down the road. But there’s nothing that I can tell you that in the near future that I’m aware of that would create that opportunity.

Participant 5:
Got it, that’s helpful. And then one last one, can you expand on your comments that you made about the Starwood renovation program? Was that a cost issue, was it a process issue? Any color there would be helpful.

Jeremy Welter:
Yes they had a - okay so it was more of a nuisance issue for us. And so they have a - they had a right in the franchise agreements to PIP the hotel, I don’t remember if it was every five years or six years but it was very frequently. And so we would go through and we would complete a renovation because we would renovate when we thought we needed to renovate. And once we completed the renovation a lot of times we’d get a notice that the PIP right is - that Starwood has a PIP right coming due in a year and so they want to come PIP the hotel even though we just completed a comprehensive renovation of the hotel. And so that would morph into a five year capital plan that we would have to agree to with Starwood. Because it was an amendment to the franchise agreement we had to get our lenders involved to approve that capital plan. So it was just an administrative hassle for us and consumed a lot of time on things that weren’t really value add. And so the reason why they did that is because they had so many issues with trying to upgrade the Sheraton brand. And I don’t think they were successful. In fact there were some opportunities for us to do more business with Starwood, some really good conversion opportunities that we passed on because we did not want to enter into those franchise agreements. Marriott is very well aware of it and they plan to put it on their paper in terms of updating their franchise agreements and so I think it will be a similar program to what they have today going forward. I will tell you that it is a goal of Marriott to elevate the Sheraton brand. Starwood has tried to do that as you know for quite some time, has been unsuccessful so I would anticipate they are probably going to be pretty aggressive to the extent they have the ability to PIP hotels, they won’t have the ability to do that for existing Sheraton hotels anytime in the near future.

One thing I didn’t mention on some of the immediate benefits, there is a benefit that we’re going to realize with the agreements with the OTAs, Marriott had a better contract. And so we’re going to realize those savings, we are realizing those savings from the Marriott’s contracts with the OTAs. So that’s an immediate benefit. A lot of the other ones are going to be down the road in terms of cost savings. And there’s a tremendous amount of synergies in terms of the revenue side but that’s down the road as well because of some of their technological integration issues.

Participant 5:	Understood, thank you very much.
Participant 6:
Hi, a few questions. One is other companies have given different views on how groups business for the year came in during Q1. I wonder if you’re seeing declines or things stable, just to add your thoughts to that. And then also if you had any initial comments about April against what other companies have said April came in better than what they had expected given the Easter shift.

Jeremy Welter:
Yes we’re not going to comment on April because we don’t give guidance but I can tell you from a group perspective, if you look at it on a weekly basis you’ll go crazy in terms of just forward-looking transient or group committed occupancy. But when you look at our portfolio for our group positioning both in 2017 and 2018 for the trust hotels, the group outlook is very healthy. And so we’ve had very good success with our group pace for both ‘17 and ‘18. Now it may vary a little bit quarter by quarter. I can tell you that third quarter is what I would identify as a need period for us and that’s just because it’s just a lot of shifting in some of the city wides and, you know, some of the events within the calendar shifting. But when we look at it as a whole for the year, it’s strong. When we look at ‘18 for Trust, the trust portfolio group pace is very strong.

Participant 6:	And there was nothing in Q1 that makes you think that may be slowing, anything like that?
Jeremy Welter:	No not really, not really.
Participant 6:	Okay. All right great, thank you.
Douglas Kessler:
Thank you for joining today’s call. For those of you who are able to attend, we’re hosting an Ashford Trust property tour and event on Wednesday afternoon of May 17 in Atlanta and welcome you to join. Please contact Jordan Jennings in our Investor Relations group to get more details. We look forward to speaking with you again, thank you everyone.

END